Exhibit 99.1

Press Release May 7, 2004	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics’ Bar Products Mill Achieves Profitability in April

FORT WAYNE, INDIANA, May 7, 2004 – Today Steel Dynamics, Inc. (NASDAQ:STLD) announced that its Bar Products Division in Pittsboro, Indiana, achieved profitability in April, its fourth month of production, on shipments of 24,000 tons. The Pittsboro mill, which produced and shipped its first truckload in late December of 2003, has continued to ramp up production of carbon-steel bars in the range of 3" to 9" diameters. April’s profitability was achieved at a shipping rate of approximately 50 percent of the mill’s projected annual capacity of 600,000 tons.

“We are very pleased with the astonishing progress the Pittsboro team has made in the transition to profitability in such a short time frame, with yet limited capability,” said Keith Busse, SDI’s President and CEO. “We expected the mill could turn a profit very quickly, but to become profitable after only four months of production substantially exceeded our expectations. General Manager Glenn Pushis and the new team assembled at Pittsboro successfully began rolling and finishing operations while continuing to construct and install equipment within the same operating arena.”

SDI is in the final stages of completing an investment of approximately $80 million to modify and expand the mini-mill that it purchased for $45 million in 2002 which was formerly owned by Qualitech Steel. A versatile, eight-stand bar finishing mill is currently being cold commissioned and is expected to begin producing rebar by the end of the second quarter. Merchant bars along with light structural shapes will be commissioned in the third quarter.

In the month of April, the mill’s caster produced 7" x 7" billets, a new product field, in addition to 10" x 14" blooms, the only capability of the former mill. The mill’s vacuum tank degasser was also commissioned in April and will allow the mill to expand beyond carbon-grades into the higher-value-added alloy market. Steel Dynamics expects that the additional product capabilities will provide the flexibility to serve multiple steel markets and optimize profits. Currently, market conditions are very favorable for all the products the Pittsboro mill is expected to produce, as are market conditions for the flat-rolled and structural steels also produced by Steel Dynamics.

Forward Looking Statements

This press release contains predictive statements about future events, including statements related to the operation of new production facilities, expectations of future successful production at the facilities, and future sales and financial benefits to the company as a result of operating these facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com